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                                                                     EXHIBIT (p)

                     CERTIFICATE OF THE SOLE STOCKHOLDER OF
                   THE S&P 500(R) PROTECTED EQUITY FUND, INC.

         Merrill Lynch Asset Management, L.P., which is the holder of 10,000 shares of common stock, par value $0.10 per share, of The S&P 500(R) Protected Equity Fund, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                        MERRILL LYNCH ASSET MANAGEMENT, L.P.


                                        By: /s/ Donald C. Burke
                                           ----------------------------
                                           Vice President


Dated: November 1, 1999